Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Integrated Electrical Services, Inc.

Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-186786) and Form S-8 (No. 333-134100) of Integrated Electrical Services, Inc. of our report dated March 15, 2013 relating to the financial statements of MISCOR Group, Ltd. and Subsidiaries, which appears in this Form 8-K/A.

/s/ BDO USA, LLP

Kalamazoo, Michigan

November 27, 2013